Exhibit 99.1

Alan Lane, Chief Executive Officer
909-888-2265
John A. Rice, Jr., SVP – Investor Relations,	Patrick E. Phelan, Chief Financial Officer
(415) 765-2969	415-459-2265

BUSINESS BANCORP ANNOUNCES SHAREHOLDER ELECTION DEADLINE IN CONNECTION WITH PENDING MERGER WITH UNION BANK OF CALIFORNIA, N.A.

San Rafael, CA – BUSINESS WIRE – December 17, 2003 – In connection with the previously announced pending merger between Union Bank of California, N.A., a wholly-owned subsidiary of UnionBanCal Corporation (NYSE:UB), and Business Bank of California, a wholly-owned subsidiary of Business Bancorp (Nasdaq:BZBC), Business Bancorp’s shareholders wishing to make an election specifying the form of merger consideration they prefer to receive, in cash and/or shares of UnionBanCal Corporation common stock, subject to adjustment, must deliver to Computershare Trust Company of New York, the Exchange Agent, a properly completed Letter of Transmittal/Election Form, together with their stock certificates or properly completed notices of guaranteed delivery, by 5:00 P.M., Eastern Time, on January 9, 2004, the election deadline.

Please note that this deadline is in advance of the January 12, 2004 Special Meeting of Shareholders of Business Bancorp.

Business Bancorp shareholders who do not properly deliver such documentation to Computershare Trust Company of New York (at the address specified in the Form of Election) prior to the election deadline may not select the form of merger consideration they would like to receive.  Such non-electing shareholders will be entitled to receive merger consideration per share in cash and/or UnionBanCal common stock.  The form of consideration received by such non-electing shareholders will depend on the cash and stock elections made by other Business Bancorp shareholders, as more fully described in the proxy statement / prospectus previously sent to shareholders.

The final election results regarding the merger consideration will be announced after the merger has been consummated.

Business Bancorp shareholders may obtain additional copies of the Letter of Transmittal / Election Form by contacting the Exchange Agent at (800) 245-7630.

In connection with the proposed transaction, UnionBanCal Corporation and Business Bancorp have filed a proxy statement / prospectus with the U.S. Securities and Exchange Commission (the “Commission”).  Investors and security holders are advised to read the proxy statement / prospectus, because it contains important information.  Investors and security holders may obtain a free copy of the proxy statement / prospectus and other documents filed by UnionBanCal Corporation and Business Bancorp with the Commission at the Commission’s web site at http://www.sec.gov.  Free copies of UnionBanCal Corporation’s and Business Bancorp’s filings may be obtained by directing a request to either of Business Bancorp or UnionBanCal Corporation, by contacting Alan J. Lane, Chief Executive Officer, Business Bancorp at (909) 888-2265, or John A. Rice, Jr., Senior Vice President, UnionBanCal Corporation Investor Relations at (415) 765-2969.

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